Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
FEDERAL DISTRICT COURT DISMISSES SECURITIES CLASS ACTION AND
DERIVATIVE LITIGATION
SEATTLE, May 2, 2006 — Cray Inc. (Nasdaq NM: CRAY) today reported that on April 27, 2006, Judge Thomas S. Zilly of the U.S. District Court for the Western District of Washington dismissed both the consolidated class action litigation filed against the Company and certain of its present and former officers and directors, as well as the consolidated derivative litigation filed against the Company’s present and former officers and directors.
The class action against the Company and five of its present and former officers and directors initially filed in May 2005 alleged that the defendants had violated the securities laws by knowingly making false or misleading statements to the public. Judge Zilly, in a 49-page opinion, found that plaintiffs failed to plead adequately that defendants intentionally or recklessly made false statements (acted with scienter), and failed to plead adequately that many of the statements made by defendants were false. Judge Zilly also ruled that plaintiffs failed to plead adequately that plaintiffs’ alleged losses were caused by some of defendants’ actions. The Court gave the class action plaintiffs 120 days to file an amended complaint should they choose to do so.
Judge Zilly, in a separate 33-page decision, dismissed without prejudice the derivative litigation initially filed in June 2005, finding that plaintiffs had failed to make a demand on the Company’s Board of Directors before filing the case and failed to plead adequately why a demand would have been futile. Judge Zilly also dismissed with prejudice claims of breach of fiduciary duty and unjust enrichment based on alleged insider trading and in addition dismissed certain claims without prejudice on the additional grounds that the plaintiffs did not allege fraud and misrepresentation with the required specificity and failed to plead recoverable damages.
The Company and the individual defendants are pleased with the Court’s decision.
About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
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Cray is a registered trademark of Cray Inc.

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